EXHIBIT 99.1

Stock Yards Bancorp Reports Record First Quarter Earnings of $22.7 Million or $0.99 per Diluted Share

Quarter Highlighted by Agreement to Acquire Kentucky Bancshares

LOUISVILLE, Ky., April 21, 2021 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today reported record earnings for the first quarter ended March 31, 2021. Net income for the first quarter increased 72% to $22.7 million, or $0.99 per diluted share, compared with net income of $13.2 million, or $0.58 per diluted share, for the first quarter of 2020. Strong core deposit growth, as well as significant fee and interest income from the Small Business Administration's (“SBA”) Paycheck Protection Program (“PPP”), contributed to record profitability for the quarter.

(dollar amounts in thousands, except per share data)	1Q21	4Q20	1Q20
Net interest income	$37,825	$36,252	$32,446
Provision for credit loss expense(6)	(1,475)	500	5,925
Non-interest income	13,844	13,698	12,536
Non-interest expenses	24,973	29,029	23,575
Income before income tax expense	28,171	20,421	15,482
Income tax expense	5,461	2,685	2,250
Net income	$22,710	$17,736	$13,232
Net income per share, diluted	$0.99	$0.78	$0.58
Net interest margin	3.39%	3.35%	3.71%
Efficiency ratio(4)	48.29%	58.06%	52.35%
Tangible common equity to tangible assets(1)	8.97%	9.28%	10.48%
Annualized return on average equity	20.71%	16.27%	13.18%
Annualized return on average assets	1.96%	1.56%	1.43%

“Stock Yards again delivered record earnings for the quarter, supported by strong revenue generation, substantial deposit growth, a release of credit loss reserves and controlled operating expenses,” said James A. (Ja) Hillebrand, Chairman and Chief Executive Officer. “In addition to our financial performance, a highlight of the quarter was the signing of a definitive agreement to acquire Kentucky Bancshares, Inc. This transaction expands our presence into the attractive Central Kentucky market and represents a complementary fit with our organization. The combination of our two companies provides the opportunity to create efficiencies and enhance the value of the combined entity while offering Kentucky Bank customers broader product offerings, increased lending capabilities and an expanded branch delivery system that stretches throughout the Louisville, Indianapolis and Northern Kentucky/Cincinnati metropolitan markets. We remain on track to welcome Kentucky Bank to the Stock Yards family with an anticipated closing date during the second quarter.”

Kentucky Bancshares, headquartered in Paris, Kentucky, is the holding company for Kentucky Bank, which operates 19 branches in 11 communities throughout Central Kentucky serving the Lexington, Kentucky metropolitan statistical area and each of its contiguous counties. As of March 31, 2021, Kentucky Bancshares reported approximately $1.3 billion in assets, $766 million in loans, $1.0 billion in deposits and $113 million in tangible common equity.

Another key activity for the first quarter related to the additional COVID-19 stimulus relief, which was signed into law in late 2020, allowing for a second round of PPP funding through May 31, 2021. The program offers new PPP loans for companies that did not receive PPP funds in 2020 in addition to “second draw” loans targeted at hard-hit businesses that exhausted their initial PPP proceeds. Consistent with the first round, the Company was very active in this program in the first quarter of 2021, closing over 1,600 loans with total originations in excess of $241 million with fee income of nearly $9 million received that will be recognized over the earlier of five years or loan forgiveness. The Company is estimating that approximately 40% of these loans will be forgiven in 2021. As these borrowers are not required to make payments for 10 months, it is probable that a significant portion of the borrowing base will defer forgiveness until early 2022.

“Due to an improvement in forecasted economic indicators utilized during the current quarter, we recorded a net benefit of $1.2 million to provision for credit losses for loans during the first quarter. This compares to a $5.6 million provision expense for loans in the first quarter a year ago. We feel that we are well positioned as we navigate through the pandemic, having built up significant loan loss reserves, excluding PPP loans, of 1.68%(2) at March 31, 2021,” said Hillebrand.

Additional key factors impacting the first quarter of 2021 results included:

  Record diluted quarterly EPS exceeding the previous record set in the fourth quarter of 2020.
  COVID-19 related loan deferrals declined significantly to 0.45% of total loans (excluding PPP) at the end of the first quarter of 2021 from 1.24% of total loans three months earlier.
  Average loan balance growth, excluding PPP, totaled $95 million, or 3%, on a linked quarter basis.
  Deposit balances remained at record levels, with additional PPP and federal stimulus payments contributing to strong quarterly deposit growth of $211 million. In total, deposit balances have increased $1.0 billion over the last twelve months.
  Net interest margin (NIM) compressed 32 basis points to 3.39% compared to the first quarter a year ago. NIM continued to be negatively impacted by loan yield contraction accompanied with ongoing excess balance sheet liquidity offset by the positive impact of PPP.
  Despite ongoing contraction in loan yields, net interest income increased $5.4 million, or 17%, over the first quarter of 2020, boosted by $7.0 million in PPP income and a significant decline in cost of funds.
  Non-interest income increased 10% over the first quarter of 2020, reflecting record debit/credit card income and treasury management fees and continued strong mortgage banking income. While slowly rebounding, deposit service charges continue to be impacted by pandemic related stimulus and general changes in customer behavior/spending.
  Non-interest expenses reflected moderate increases in compensation, technology and communication and FDIC insurance premiums. Legal and professional fees reflected $400,000 in expense related to the pending Kentucky Bancshares acquisition. Capital and deposit tax declined significantly, as the Company transitioned to report Kentucky state income tax as a component of tax expense in accordance with the State law change taking effect this quarter.

Hillebrand added, “In March, we were one of 30 financial institutions recognized in the inaugural Hovde High Performer List based on our prior year results. Criteria to be admitted included market capitalization below $1 billion, above median average pre-provision ROA, loan and deposit growth, and tangible book value growth. In their screening methodology, Hovde eliminated 261 financial institutions, or nearly 90% of the potential class of banks and thrifts that trade on major exchanges. This recognition is an honor and a testament to the dedication of our employees, who continue to work diligently to support the communities we serve.”

Results of Operations – First Quarter 2021 Compared with First Quarter 2020

Net interest income – the Company’s largest source of revenue – increased $5.4 million, or 17%, to $37.8 million, driven primarily by PPP loan fees and a significant decline in cost of funds.

  Total interest income rose $2.6 million, or 7%, to $39.5 million, primarily due to a 10% increase in interest income on loans resulting from strong PPP income partly offset by continued yield contraction.
  With regard to the first round of PPP lending, as of March 31, 2021, approximately 41% of total loan originations (in terms of dollars) had been forgiven by the SBA and another 21% have been submitted for forgiveness. With regard to fee income, approximately 73% of the $19.5 million in fee income received has been recognized life to date. Round one PPP borrowers are required to begin making payments in July, which will likely accelerate forgiveness submissions for this round of PPP.
  Interest expense declined $2.7 million, or 62%, to $1.7 million. Interest expense on deposits decreased $2.5 million, or 62%, as the cost of interest bearing deposits declined to 0.22% in the first quarter of 2021 from 0.69% in the first quarter a year ago. While average interest bearing deposit balances surged $499 million, or 22%, the Company significantly benefited from the strategic lowering of stated deposit rates in early 2020 in tandem with the Federal Reserve’s short-term interest rate moves and the corresponding lowering of CD offering rates.
  NIM decreased 32 basis points to 3.39% for the first quarter of 2021 from 3.71% in the first quarter a year ago. NIM contraction was primarily driven by lower interest rates, coupled with higher levels of excess balance sheet liquidity. The Company has maintained significantly higher levels of balance sheet liquidity driven in part by the funding of PPP loans through deposit growth. During the quarter, the PPP loan portfolio and the related fee income had a 21 basis point positive impact to NIM, while excess liquidity had a 14 basis point negative impact.

Due to continued improvement in the unemployment forecast combined with minimal net charge-offs and solid traditional credit metrics including and excluding PPP loans, the Bank recorded a $1.2 million net benefit to provision for credit losses for loans in the first quarter of 2021. In addition, a $275,000 net benefit was recorded to provision for credit losses for off balance sheet exposures consistent with improvement in underlying CECL model factors.

Non-interest income increased $1.3 million, or 10%, to $13.8 million.

  Wealth management and trust income totaled $6.2 million for the first quarter of 2021 and slightly exceeded the first quarter a year ago. Despite a meaningful decline in non-recurring estate fees, significant growth in assets under management and record market performance served to elevate asset-based fees.
  Retail deposit service charges decreased $339,000, or 26%, primarily related to a decline in non-sufficient funds fees collected. Stimulus checks, more lucrative unemployment compensation, diminished pandemic spending and PPP funding have all had a sustained impact upon our customers’ spending and savings behavior.
  Debit/credit card income increased $293,000, or 15%. Growth trends in both portfolios remain positive with debit card business benefitting from a significant increase in signature, or in person, payment presentment.
  Treasury management fees increased by $256,000, or 20%, driven by increased transaction volume, new product sales and customer base expansion. In addition, calling efforts to existing customers have led to significant increases in online services, reporting, ACH origination, remote deposit and fraud mitigation services.
  Mortgage banking revenue increased $598,000, or 71%, to $1.4 million for the first quarter of 2021. While rising mortgage rates, tight housing supply and diminishing affordability driven by surging housing prices will likely weigh on the enthusiasm of home buyers in the months ahead, the pipeline of viable loans going into the second quarter of 2021 was strong, with incoming applications remaining steady.

Non-interest expenses increased $1.4 million, or 6%, to $25.0 million.

  Compensation expense increased $594,000, or 5%, primarily due to annual merit-based salary increases, an increase in full time equivalent employees, and increased incentive compensation, partially offset by an expense reduction attributable to the origination of PPP loans.
  Employee benefits increased $94,000, or 3%, primarily due to elevated 401(k) and payroll tax expenses, which was partially offset by lower health insurance expense.
  Technology and communication expense for the first quarter of 2021 increased $283,000, or 14%, consistent with expanded data storage and increased expenses related to the hosted core system.
  Marketing and business development expense, which includes all costs associated with promoting the Bank, community investment, retaining customers and acquiring new business, has remained significantly below historic levels consistent with reduced travel and customer entertainment expense related to the pandemic.
  Legal and professional fees reflected approximately $400,000 in expense related to the pending Kentucky Bancshares acquisition.

Financial Condition – March 31, 2021 Compared with March 31, 2020

Total loans increased $698 million, or 24%, to $3.6 billion. Excluding the PPP loan portfolio, total loans increased $85 million, or 3%, during the year, with $128 million of growth in the commercial real estate portfolio and $45 million of growth in residential real estate loans, partially offset by a $114 million decrease in the commercial and industrial portfolio tied to line of credit usage. Similar to what was experienced in the second quarter of 2020, a portion of the Company’s customer base that received second round PPP funding have utilized their excess liquidity to pay down operating lines.

In an effort to deploy excess balance sheet liquidity, the Company continued its strategy of expanding the investment portfolio, growing total investment securities by a net $226 million, or 51%, over the past twelve months.

Asset quality, which has trended within a narrow range over the past several years, has remained strong. During the first quarter of 2021, the Company recorded net loan charge-offs of $6,000, compared to net loan charge-offs of $54,000 in the first quarter of 2020. Non-performing loans were $14.3 million, or 0.47%(2), of total loans (excluding PPP) outstanding compared to $6.0 million, or 0.21%, of total loans outstanding at March 31, 2020. Approximately $10 million of the non-accrual loan balance at March 31, 2021 and December 31, 2020 relates to one commercial real estate relationship that was placed on non-accrual status during the second quarter of 2020.

Total deposits increased $1.0 billion, or 31%, from March 31, 2020 to March 31, 2021, with non-interest bearing deposits representing $511 million of the increase. The mix of deposits has also improved with higher-cost time deposits declining $55 million over the past twelve months. Both period end and average deposit balances ended at record levels at March 31, 2021. Federal programs such as the PPP and stimulus checks have boosted deposit balances.

At March 31, 2021, the Company remained “well capitalized,” the highest regulatory capital rating for financial institutions. Total equity to assets was 9.25% and the tangible common equity ratio was 8.97%(1) at March 31, 2021, compared to 10.83% and 10.48%(1), respectively, at March 31, 2020, with the decline attributable to the January 1, 2020 CECL adoption, loan growth and a $12 million accumulated other comprehensive equity decline associated with the late first quarter increase in bond yields.

In March 2021, the Board of Directors continued the dividend rate of $0.27 per common share initially set in November 2019. The Company will continue to evaluate dividend rate increases in relation to maintaining strong capital levels.

No shares were repurchased in the first quarter of 2021 and approximately 741,000 shares remain eligible for repurchase under the current buy-back plan which expires in May 2021.

Results of Operations – First Quarter 2021 Compared with Fourth Quarter 2020

Net interest income increased $1.6 million, or 4%, over the prior quarter to $37.8 million, led by loan growth, PPP fee recognition and the continued decline in cost of funds.

Due to continued improvement in the unemployment forecast combined with minimal net charge-offs and solid traditional credit metrics including and excluding PPP loans, the Company recorded a $1.2 million benefit to provision for credit losses for loans in the first quarter of 2021, compared to $1.4 million provision for credit loss expense for loans in the prior quarter. In addition, consistent with improvement in underlying CECL model factors, a net benefit was recorded to provision for credit losses for off balance sheet exposures of $275,000 and $900,000 in the first quarter of 2021 and fourth quarter of 2020, respectively.

Non-interest income increased $146,000 to $13.8 million. Increases in wealth management and trust service fees, debit/credit card income and higher treasury management fees more than offset a modest first quarter reduction in mortgage banking income.

Non-interest expenses decreased $4.1 million, or 14%, to $25.0 million.

  Compensation expense decreased $1.2 million, to $12.8 million compared with the fourth quarter of 2020 due to higher fourth quarter incentive compensation expense and deferred expenses associated with the latest round of PPP loans originated in the current quarter.
  Employee benefits increased $1.1 million primarily due to higher health insurance expense, 401(k) expense and payroll tax expenses.
  The fourth quarter of 2020 reflected the completion of a large tax credit project and elevated amortization of investment in tax credit partnership expense, with a corresponding offset to tax expense spread proportionately over the year.
  Capital and deposit tax expense declined significantly, as the Company transitioned to report Kentucky state income tax as a component of tax expense.

Financial Condition March 31, 2021, Compared with December 31, 2020

Total assets increased $185 million on a linked quarter basis to $4.8 billion, reflecting significant increases in both loans and investment securities.

Total loans increased $104 million on a linked quarter basis to $3.6 billion at quarter end and the deployment of excess liquidity led to a $85 million increase in securities. Total line of credit usage decreased to 37% as of March 31, 2021, from 38% at December 31, 2020. Commercial and industrial line usage decreased to 26% as of March 31, 2021, compared to 28% at December 31, 2020.

Total deposits increased $211 million, or 5%, on a linked quarter basis due to higher deposit levels consistent with growth in balances with both existing and new customers. Federal programs such as the PPP, stimulus checks and increased unemployment benefits have boosted deposit balances during the quarter. Additionally, economic uncertainty surrounding the pandemic has resulted in a portion of the customer base maintaining generally higher deposit balances.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $4.8 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The NASDAQ Stock Market under the symbol “SYBT.”

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company’s management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: the possibility that any of the anticipated benefits of the proposed Kentucky Bancshares merger will not be realized or will not be realized within the expected time period; the risk that integration of Kentucky Bancshares’ operations with those of Stock Yards will be materially delayed or will be more costly or difficult than expected; diversion of management's attention from ongoing business operations and opportunities due to the merger; the challenges of integrating and retaining key employees; the effect of the announcement of the merger on the combined company's respective customer and employee relationships and operating results; the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; dilution caused by Stock Yards’ issuance of additional shares of Stock Yards common stock in connection with the merger; the magnitude and duration of the COVID-19 pandemic and its impact on the global economy and financial market conditions and the business, results of operations and financial condition of the combined company; economic conditions both generally and more specifically in the markets in which the Company and its subsidiary operates; competition for the Company’s customers from other providers of financial services; government legislation and regulation, which change and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company’s customers; the effects of government stimulus programs such as the Consolidated Appropriations Act; the effects of the FRB’s benchmark interest rate cuts on liquidity and margins; the potential adverse effects of the coronavirus or any other pandemic on the ability of borrowers to satisfy their obligations to the Company, the level of the Company’s non-performing assets, the demand for the Company’s loans or its other products and services, other aspects of the Company’s business and operations, and financial markets and economic growth, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See “Risk Factors” outlined in the Company’s Form 10-K for the year ended December 31, 2020.

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2021 Earnings Release
(In thousands unless otherwise noted)
	Three Months Ended
	March 31,
Income Statement Data	2021	2020

Net interest income, fully tax equivalent (3)	$37,874	$32,494
Interest income:
Loans	$37,000	$33,749
Federal funds sold and interest bearing due from banks	66	531
Mortgage loans held for sale	64	61
Securities	2,388	2,541
Total interest income	39,518	36,882
Interest expense:
Deposits	1,510	3,962
Securities sold under agreements to repurchase and
other short-term borrowings	7	45
Federal Home Loan Bank (FHLB) advances	176	429
Total interest expense	1,693	4,436
Net interest income	37,825	32,446
Provision for credit losses (6)	(1,475)	5,925
Net interest income after provision for credit losses	39,300	26,521
Non-interest income:
Wealth management and trust services	6,248	6,218
Deposit service charges	944	1,283
Debit and credit card income	2,273	1,980
Treasury management fees	1,540	1,284
Mortgage banking income	1,444	846
Net investment product sales commissions and fees	464	466
Bank owned life insurance	161	179
Other	770	280
Total non-interest income	13,844	12,536
Non-interest expenses:
Compensation	12,827	12,233
Employee benefits	3,261	3,167
Net occupancy and equipment	2,045	1,831
Technology and communication	2,346	2,063
Debit and credit card processing	705	656
Marketing and business development	524	560
Postage, printing and supplies	409	441
Legal and professional	862	623
FDIC Insurance	405	129
Amortization of investments in tax credit partnerships	31	36
Capital and deposit based taxes	458	1,030
Other	1,100	806
Total non-interest expenses	24,973	23,575
Income before income tax expense	28,171	15,482
Income tax expense	5,461	2,250
Net income	$22,710	$13,232

Net income per share - Basic	$1.00	$0.59
Net income per share - Diluted	0.99	0.58
Cash dividend declared per share	0.27	0.27

Weighted average shares - Basic	22,622	22,516
Weighted average shares - Diluted	22,865	22,736

	March 31,
Balance Sheet Data	2021	2020

Loans	$3,635,156	$2,937,366
Allowance for credit losses on loans	50,714	42,143
Total assets	4,794,075	3,784,586
Non-interest bearing deposits	1,370,183	858,883
Interest bearing deposits	2,829,779	2,339,995
FHLB advances	24,180	69,191
Stockholders' equity	443,232	409,702
Total shares outstanding	22,781	22,665
Book value per share (1)	$19.46	$18.08
Tangible common equity per share (1)	18.82	17.43
Market value per share	51.06	28.93

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2021 Earnings Release

	Three Months Ended
	March 31,
Average Balance Sheet Data	2021	2020

Federal funds sold and interest bearing due from banks	$235,370	$168,563
Mortgage loans held for sale	14,618	4,953
Available for sale debt securities	661,175	449,610
FHLB stock	10,640	11,284
Loans	3,605,760	2,891,668
Total interest earning assets	4,527,563	3,526,078
Total assets	4,710,836	3,710,119
Interest bearing deposits	2,815,986	2,316,774
Total deposits	4,094,179	3,120,242
Securities sold under agreement to repurchase and other short term borrowings	56,536	43,739
FHLB advances	29,270	73,939
Total interest bearing liabilities	2,901,792	2,434,452
Total stockholders' equity	444,821	403,702

Performance Ratios
Annualized return on average assets	1.96%	1.43%
Annualized return on average equity	20.71%	13.18%
Net interest margin, fully tax equivalent	3.39%	3.71%
Non-interest income to total revenue, fully tax equivalent	26.77%	27.84%
Efficiency ratio, fully tax equivalent (4)	48.29%	52.35%

Capital Ratios
Total stockholders' equity to total assets (1)	9.25%	10.83%
Tangible common equity to tangible assets (1)	8.97%	10.48%
Average stockholders' equity to average assets	9.44%	10.88%
Total risk-based capital	13.39%	12.75%
Common equity tier 1 risk-based capital	12.32%	11.81%
Tier 1 risk-based capital	12.32%	11.81%
Leverage	9.46%	10.78%

Loan Segmentation
Commercial real estate - non-owner occupied	$876,523	$799,284
Commercial real estate - owner occupied	527,316	476,534
Commercial and industrial	769,773	883,868
Commercial and industrial - PPP	612,885	-
Residential real estate - owner occupied	262,516	219,221
Residential real estate - non-owner occupied	136,380	134,734
Construction and land development	281,815	246,040
Home equity lines of credit	91,233	107,121
Consumer	51,058	44,939
Leases	14,115	15,476
Credit cards - commercial	11,542	10,149
Total loans and leases	$3,635,156	$2,937,366

Asset Quality Data
Non-accrual loans	$12,913	$4,235
Troubled debt restructurings	15	52
Loans past due 90 days or more and still accruing	1,377	1,762
Total non-performing loans	14,305	6,049
Other real estate owned	281	493
Total non-performing assets	$14,586	$6,542
Non-performing loans to total loans (2)	0.39%	0.21%
Non-performing assets to total assets	0.30%	0.17%
Allowance for credit losses on loans to total loans (2)	1.40%	1.43%
Allowance for credit losses on loans to average loans	1.41%	1.46%
Allowance for credit losses on loans to non-performing loans	355%	697%
Net (charge-offs) recoveries	$(6)	$(54)
Net (charge-offs) recoveries to average loans (5)	0.00%	0.00%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2021 Earnings Release

	Quarterly Comparison
Income Statement Data	3/31/21	12/31/20	9/30/20	6/30/20	3/31/20

Net interest income, fully tax equivalent (3)	$37,874	$36,301	$33,768	$33,573	$32,494
Net interest income	$37,825	$36,252	$33,695	$33,528	$32,446
Provision for credit losses (6)	(1,475)	500	4,968	7,025	5,925
Net interest income after provision for credit losses	39,300	35,752	28,727	26,503	26,521
Non-interest income:
Wealth management and trust services	6,248	5,805	5,657	5,726	6,218
Deposit service charges	944	1,080	998	800	1,283
Debit and credit card income	2,273	2,219	2,218	2,063	1,980
Treasury management fees	1,540	1,506	1,368	1,249	1,284
Mortgage banking income	1,444	1,708	1,979	1,622	846
Net investment product sales commissions and fees	464	487	431	391	466
Bank owned life insurance	161	166	172	176	179
Other	770	727	220	595	280
Total non-interest income	13,844	13,698	13,043	12,622	12,536
Non-interest expenses:
Compensation	12,827	14,072	13,300	11,763	12,233
Employee benefits	3,261	2,173	2,853	2,871	3,167
Net occupancy and equipment	2,045	2,137	2,177	2,037	1,831
Technology and communication	2,346	2,347	2,323	1,999	2,063
Debit and credit card processing	705	698	649	603	656
Marketing and business development	524	835	523	465	560
Postage, printing and supplies	409	423	472	442	441
Legal and professional	862	597	544	628	623
FDIC Insurance	405	323	435	330	129
Amortization of investments in tax credit partnerships	31	2,955	52	53	36
Capital and deposit based taxes	458	1,055	1,076	1,225	1,030
Other	1,100	1,414	1,242	993	806
Total non-interest expenses	24,973	29,029	25,646	23,409	23,575
Income before income tax expense	28,171	20,421	16,124	15,716	15,482
Income tax expense	5,461	2,685	1,591	2,348	2,250
Net income	$22,710	$17,736	$14,533	$13,368	$13,232

Net income per share - Basic	$1.00	$0.79	$0.64	$0.59	$0.59
Net income per share - Diluted	0.99	0.78	0.64	0.59	0.58
Cash dividend declared per share	0.27	0.27	0.27	0.27	0.27

Weighted average shares - Basic	22,622	22,593	22,582	22,560	22,516
Weighted average shares - Diluted	22,865	22,794	22,802	22,739	22,736

	Quarterly Comparison
Balance Sheet Data	3/31/21	12/31/20	9/30/20	6/30/20	3/31/20

Cash and due from banks	$43,061	$43,179	$49,517	$46,362	$47,662
Federal funds sold and interest bearing due from banks	289,920	274,766	241,486	178,032	206,849
Mortgage loans held for sale	6,579	22,547	23,611	17,364	8,141
Available for sale debt securities	672,167	586,978	429,184	485,249	445,813
FHLB stock	10,228	11,284	11,284	11,284	11,284
Loans	3,635,156	3,531,596	3,472,481	3,464,077	2,937,366
Allowance for credit losses on loans	50,714	51,920	50,501	47,708	42,143
Total assets	4,794,075	4,608,629	4,365,129	4,334,533	3,784,586
Non-interest bearing deposits	1,370,183	1,187,057	1,180,001	1,205,253	858,883
Interest bearing deposits	2,829,779	2,801,577	2,574,517	2,521,903	2,339,995
Securities sold under agreements to repurchase	51,681	47,979	40,430	42,722	32,366
Federal funds purchased	8,642	11,464	9,179	8,401	9,747
FHLB advances	24,180	31,639	56,536	61,432	69,191
Stockholders' equity	443,232	440,701	428,598	420,231	409,702
Total shares outstanding	22,781	22,692	22,692	22,667	22,665
Book value per share (1)	$19.46	$19.42	$18.89	$18.54	$18.08
Tangible common equity per share (1)	18.82	18.78	18.25	17.89	17.43
Market value per share	51.06	40.48	34.04	40.20	28.93

Capital Ratios
Total stockholders' equity to total assets (1)	9.25%	9.56%	9.82%	9.69%	10.83%
Tangible common equity to tangible assets (1)	8.97%	9.28%	9.52%	9.39%	10.48%
Average stockholders' equity to average assets	9.44%	9.61%	9.85%	9.66%	10.88%
Total risk-based capital	13.39%	13.36%	13.79%	13.50%	12.75%
Common equity tier 1 risk-based capital	12.32%	12.23%	12.61%	12.39%	11.81%
Tier 1 risk-based capital	12.32%	12.23%	12.61%	12.39%	11.81%
Leverage	9.46%	9.57%	9.70%	9.50%	10.78%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2021 Earnings Release

	Quarterly Comparison
Average Balance Sheet Data	3/31/21	12/31/20	9/30/20	6/30/20	3/31/20

Federal funds sold and interest bearing due from banks	$235,370	$271,277	$194,100	$285,617	$168,563
Mortgage loans held for sale	14,618	28,951	28,520	18,010	4,953
Available for sale debt securities	661,175	510,677	442,089	412,368	449,610
Loans	3,605,760	3,483,298	3,444,407	3,396,767	2,891,668
Total interest earning assets	4,527,563	4,305,487	4,120,400	4,124,046	3,526,078
Total assets	4,710,836	4,512,874	4,325,500	4,317,430	3,710,119
Interest bearing deposits	2,815,986	2,689,103	2,521,838	2,500,315	2,316,774
Total deposits	4,094,179	3,888,247	3,707,845	3,713,451	3,120,242
Securities sold under agreement to repurchase	56,536	55,825	49,709	49,940	43,739
FHLB advances	29,270	48,771	59,487	63,896	73,939
Total interest bearing liabilities	2,901,792	2,793,699	2,631,034	2,614,151	2,434,452
Total stockholders' equity	444,821	433,596	426,049	416,920	403,702

Performance Ratios
Annualized return on average assets	1.96%	1.56%	1.34%	1.25%	1.43%
Annualized return on average equity	20.71%	16.27%	13.57%	12.90%	13.18%
Net interest margin, fully tax equivalent	3.39%	3.35%	3.26%	3.27%	3.71%
Non-interest income to total revenue, fully tax equivalent	26.77%	27.40%	27.86%	27.32%	27.84%
Efficiency ratio, fully tax equivalent (4)	48.29%	58.06%	54.79%	50.67%	52.35%

Loans Segmentation
Commercial real estate - non-owner occupied	$876,523	$833,470	$828,328	$815,464	$799,284
Commercial real estate - owner occupied	527,316	508,672	492,825	472,457	476,534
Commercial and industrial	769,773	802,422	731,850	764,480	883,868
Commercial and industrial - PPP	612,885	550,186	642,056	630,082	-
Residential real estate - owner occupied	262,516	239,191	211,984	215,891	219,221
Residential real estate - non-owner occupied	136,380	140,930	143,149	139,121	134,734
Construction and land development	281,815	291,764	257,875	255,447	246,040
Home equity lines of credit	91,233	95,366	97,150	103,672	107,121
Consumer	51,058	44,606	44,161	43,758	44,939
Leases	14,115	14,786	13,981	14,843	15,476
Credit cards - commercial	11,542	10,203	9,122	8,862	10,149
Total loans and leases	$3,635,156	$3,531,596	$3,472,481	$3,464,077	$2,937,366

Asset Quality Data
Non-accrual loans	$12,913	$12,514	$12,358	$14,262	$4,235
Troubled debt restructurings	15	16	18	45	52
Loans past due 90 days or more and still accruing	1,377	649	1,152	48	1,762
Total non-performing loans	14,305	13,179	13,528	14,355	6,049
Other real estate owned	281	281	612	493	493
Total non-performing assets	$14,586	$13,460	$14,140	$14,848	$6,542
Non-performing loans to total loans (2)	0.39%	0.37%	0.39%	0.41%	0.21%
Non-performing assets to total assets	0.30%	0.29%	0.32%	0.34%	0.17%
Allowance for credit losses on loans to total loans (2)	1.40%	1.47%	1.45%	1.38%	1.43%
Allowance for credit losses on loans to average loans	1.41%	1.49%	1.47%	1.40%	1.46%
Allowance for credit losses on loans to non-performing loans	355%	394%	373%	332%	697%
Net (charge-offs) recoveries	$(6)	$19	$(1,625)	$15	$(54)
Net (charge-offs) recoveries to average loans (5)	0.00%	0.00%	-0.05%	0.00%	0.00%

Other Information
Total assets under management (in millions)	$3,989	$3,852	$3,414	$3,204	$2,961
Full-time equivalent employees	638	641	626	620	618

(1) - The following table provides a reconciliation of total stockholders’ equity in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to tangible stockholders’ equity, a non-GAAP disclosure. Bancorp provides the tangible book value per share, a non-GAAP measure, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy:

	Quarterly Comparison
(In thousands, except per share data)	3/31/21	12/31/20	9/30/20	6/30/20	3/31/20

Total stockholders' equity - GAAP (a)	$443,232	$440,701	$428,598	$420,231	$409,702
Less: Goodwill	(12,513)	(12,513)	(12,513)	(12,513)	(12,513)
Less: Core deposit intangible	(1,885)	(1,962)	(2,042)	(2,122)	(2,203)
Tangible common equity - Non-GAAP (c)	$428,834	$426,226	$414,043	$405,596	$394,986

Total assets - GAAP (b)	$4,794,075	$4,608,629	$4,365,129	$4,334,533	$3,784,586
Less: Goodwill	(12,513)	(12,513)	(12,513)	(12,513)	(12,513)
Less: Core deposit intangible	(1,885)	(1,962)	(2,042)	(2,122)	(2,203)
Tangible assets - Non-GAAP (d)	$4,779,677	$4,594,154	$4,350,574	$4,319,898	$3,769,870

Total stockholders' equity to total assets - GAAP (a/b)	9.25%	9.56%	9.82%	9.69%	10.83%
Tangible common equity to tangible assets - Non-GAAP (c/d)	8.97%	9.28%	9.52%	9.39%	10.48%

Total shares outstanding (e)	22,781	22,692	22,692	22,667	22,665

Book value per share - GAAP (a/e)	$19.46	$19.42	$18.89	$18.54	$18.08
Tangible common equity per share - Non-GAAP (c/e)	18.82	18.78	18.25	17.89	17.43

(2) - Allowance for credit losses on loans to total non-PPP loans represents the allowance for credit losses on loans, divided by total loans less PPP loans. Non-performing loans to total non-PPP loans represents non-performing loans, divided by total loans less PPP loans. Bancorp believes these non-GAAP disclosures are important because they provide a comparable ratio after eliminating the PPP loans, which are fully guaranteed by the U.S. SBA and have not been allocated for within the allowance for credit losses on loans and are not at risk of non-performance.

	Quarterly Comparison
(Dollars in thousands)	3/31/21	12/31/20	9/30/20	6/30/20	3/31/20

Total Loans - GAAP (a)	$3,635,156	$3,531,596	$3,472,481	$3,464,077	$2,937,366
Less: PPP loans	(612,885)	(550,186)	(642,056)	(630,082)	-
Total non-PPP Loans - Non-GAAP (b)	3,022,271	2,981,410	2,830,425	2,833,995	2,937,366

Allowance for credit losses on loans (c)	$50,714	$51,920	$50,501	$47,708	$42,143
Non-performing loans (d)	14,305	13,179	13,528	14,355	6,049

Allowance for credit losses on loans to total loans - GAAP (c/a)	1.40%	1.47%	1.45%	1.38%	1.43%
Allowance for credit losses on loans to total loans - Non-GAAP (c/b)	1.68%	1.74%	1.78%	1.68%	1.43%

Non-performing loans to total loans - GAAP (d/a)	0.39%	0.37%	0.39%	0.41%	0.21%
Non-performing loans to total loans - Non-GAAP (d/b)	0.47%	0.44%	0.48%	0.51%	0.21%

(3) - Interest income on a FTE basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(4) - The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of net interest income (FTE) and non-interest income. The ratio excludes net gains (losses) on sales, calls, and impairment of investment securities, if applicable. In addition to the efficiency ratio presented, Bancorp considers an adjusted efficiency ratio to be important because it provides a comparable ratio after eliminating the fluctuation in non-interest expenses related to amortization of investments in tax credit partnerships. The calculations below reflect the reclassification of credit loss expense for off-balance sheet exposures from non-interest expense to provision for credit losses, as described in footnote 6 below.

	Quarterly Comparison
(Dollars in thousands)	3/31/21	12/31/20	9/30/20	6/30/20	3/31/20

Total non-interest expenses - GAAP (a)	$24,973	$29,029	$25,646	$23,409	$23,575
Less: Amortization of investments in tax credit partnerships	(31)	(2,955)	(52)	(53)	(36)
Total non-interest expenses - Non-GAAP (c)	$24,942	$26,074	$25,594	$23,356	$23,539

Total net interest income, fully tax equivalent	$37,874	$36,301	$33,768	$33,573	$32,494
Total non-interest income	13,844	13,698	13,043	12,622	12,536
Less: Gain/loss on sale of securities	-	-	-	-	-
Total revenue - GAAP (b)	$51,718	$49,999	$46,811	$46,195	$45,030

Efficiency ratio - GAAP (a/b)	48.29%	58.06%	54.79%	50.67%	52.35%
Efficiency ratio - Non-GAAP (c/b)	48.23%	52.15%	54.68%	50.56%	52.27%

(5) - Quarterly net (charge-offs) recoveries to average loans ratios are not annualized.

(6) - Effective for the three month period ended March 31, 2020, the Company has reclassified credit loss expense for off-balance sheet exposures from non-interest expense to provision for credit losses and combined this with the provision for losses on loans on the face of the income statement. The efficiency ratios and adjusted efficiency ratios calculated above in footnote 4 reflect this reclassification.

	Quarterly Comparison
(in thousands)	3/31/21	12/31/20	9/30/20	6/30/20	3/31/20

Provision for credit losses - loans	$(1,200)	$1,400	$4,418	$5,550	$5,550
Provision for credit losses - off balance sheet exposures	(275)	(900)	550	1,475	375
Total provision for credit losses	(1,475)	500	4,968	7,025	5,925

Contact:
T. Clay Stinnett
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-0890